Exhibit 99.1

Breitling Energy Announces Newton County Texas Prospect Update

Dallas, Texas – January 15, 2015 - Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announces its participation in the 7,616 foot Seely Black Stone #1 in Newton County, Texas. The well adds to the portfolio of south Texas assets in which the Company participates, with future projects in the area underway.

Primary objectives of the vertical well were various Yegua sands that are historically oil and gas productive. Formation tops coincided with 3-D seismic data that defined the Black Stone prospect.

After drilling had been completed, the sands reflected both oil and natural gas, exhibiting good porosities on the logs and in the samples. Permeability values were high according to sidewall cores and samples. Additionally, the well encountered a more shallow, porous sand that appears to be natural gas productive.

The well came on line flowing at a rate of approximately 99 barrels of oil per day.

“We have a long-standing history of participating in wells in south Texas. It’s been a sweet-spot for us for years,” said Chris Faulkner, Breitling Energy’s CEO and Chairman. “This is the kind of well that allows us to continue drilling, even in today’s economic environment. These wells work economically and we have a history participating in them, so we know what to expect. We’re moving forward in spite of current conditions. We continue our exploration efforts since prices started falling and we will continue to do so,” Faulkner added.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation